Exhibit 99.1

PRESS RELEASE
www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS COMPLETES ACQUISITION OF ANACONDA PHARMA

- Phase 2 for trial for AP611074 in patients with anogenital warts planned for late 2015 -

ATLANTA, GA – June 3, 2015 - Biota Pharmaceuticals (NASDAQ: BOTA, “Biota” or the “Company”) announced today that it has completed the acquisition of Anaconda Pharma, a privately-held biotechnology company based in Paris, France. The acquisition brings to Biota AP611074, a patented, direct-acting antiviral in clinical development for the treatment of condyloma, or anogenital warts, as well as the orphan disease recurrent respiratory papillomatosis (RRP), both of which are caused by human papillomavirus (HPV) types 6 and 11.

“We are excited to advance the clinical development of AP611074 and plan to initiate a Phase 2 trial in late 2015 to further validate its favorable local skin tolerability profile and antiviral activity,” commented Joseph M. Patti, PhD., president and chief executive officer of Biota. “AP611074 is uniquely positioned to significantly improve the treatment paradigm for anogenital warts, the most frequently sexually-transmitted viral disease worldwide, and RRP, a rare condition in which epithelial tumor-like lesions grow on the larynx.”

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals is focused on the discovery and development of direct-acting antivirals to treat infections that affect a significant number of patients globally. The Company has four product candidates in development that address viral infections that have limited therapeutic options. Vapendavir, an oral treatment for human rhinovirus infections in moderate-to-severe asthmatics; AP611074, a novel topical treatment for genital warts caused by HPV types 6 & 11; BTA-C585, an oral fusion inhibitor in development for the treatment of respiratory syncytial virus infections; and laninamivir octanoate, a one-time, inhaled treatment for influenza A and B infections. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.  ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009  ♦ Tel: (678) 221-3343

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Biota’s business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including; the potential of AP611074 to treat anogenital warts and recurrent respiratory papillomatosis; the timing of the initiation in the Phase 2 clinical trial for AP611074; AP611074’s favorable local skin tolerability and antiviral activity; and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, as filed with the U.S. Securities and Exchange Commission on September 30, 2014, and the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2014 and December 31, 2014, and March 31, 2015 as filed with the U.S. Securities and Exchange Commission on November 7, 2014 and February 6, 2015, and May 8, 2015. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contacts:

Joseph M. Patti, PhD

President and Chief Executive Officer of Biota

(678) 221-3352

j.patti@biotapharma.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Biota Pharmaceuticals, Inc.  ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009  ♦ Tel: (678) 221-3343